EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121539, Form S-8 No. 333-112365, Form S-8 No. 333-72444 and Form S-8 No. 333-42904) pertaining to the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan, the California Pizza Kitchen, Inc. Employee Stock Purchase Plan, the California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan and the California Pizza Kitchen, Inc. 1990 Employee Stock Option Plan of our reports dated March 17, 2011, with respect to the consolidated financial statements of California Pizza Kitchen, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of California Pizza Kitchen, Inc. included in this Annual Report (Form 10-K) for the year ended January 2, 2011.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 17, 2011